Exhibit 99.1

Yum! Brands Inc. Reports Third-Quarter 2008 EPS of $0.58 per share, 16% Growth; Confirms Full-Year EPS Growth Forecast of 12%, Excluding Special Items, and Announces Record International New Unit Development for 2008

LOUISVILLE, Ky.--(BUSINESS WIRE)--Yum! Brands Inc. (NYSE: YUM) today reported results for the third quarter ended September 6, 2008.

THIRD-QUARTER HIGHLIGHTS

  Worldwide system sales growth of 10%, driven by broad-based international new unit development, same-store-sales growth, and favorable foreign currency translation.
  Mainland China unit growth of 21% including the opening of our 400th Pizza Hut, expanding our lead position in the western casual dining segment.
  Worldwide same-store-sales growth of 3%, marking our 20th consecutive quarter of global same-store-sales growth: +5% in mainland China, +4% in YRI, and +3% in the U.S.
  Worldwide operating profit growth of 2%.
  Lower effective tax rate and a 10% reduction in average diluted shares outstanding versus prior year.
  EPS results as outlined below:

	Third Quarter			Year-to-Date
	2008	2007	% Change	2008	2007	% Change
EPS Excluding Special Items	$0.58	$0.50	+16%	$1.45	$1.24	+17%
Special Items[1]	$0.00	--	NM	$0.08	--	NM
EPS	$0.58	$0.50	+16%	$1.53	$1.24	+23%

[1] See Reconciliation of Non-GAAP Measurements to GAAP Results for further detail.

FULL-YEAR OUTLOOK

  We expect to generate $1.89 per share or 12% growth. This is prior to full-year net gains from special items of about $0.03. Full-year reported EPS, including all items, is expected to total up to $1.92, or 14% growth.
  International development is on track to deliver at least 1,400 new units, exceeding the 2007 record of 1,358 (YRI 852, China Division 506) and our most recent guidance of 1,300.

David C. Novak, Chairman and CEO, said, “I’m pleased to report 10% worldwide system-sales growth and 16% EPS growth for the third quarter in spite of all the bad news surrounding the financial markets and the economy. Even though our system-sales growth was solid for the third quarter, earnings benefited from a favorable tax rate and substantial share buybacks which more than offset our weak profit performance in the U.S. We are confidently reaffirming our full-year forecast for 12% EPS growth based on our year-to-date 17% EPS growth and our fourth-quarter outlook for both strong global system-sales growth and double-digit operating profit growth.

“Importantly, the global strength of our business in 2008 is widespread and best demonstrated by sales growth performance for each of our divisions, with the notable exception of the KFC U.S. business. This year’s international expansion continues to be robust as we drive record new unit openings and profits in both China and Yum! Restaurants International (YRI). In the U.S., Taco Bell and Pizza Hut are both delivering solid same-store-sales and profit growth performance for the full year. Our KFC U.S. business continues to lag the rest of our global portfolio and is the driver of our underperforming profit in the U.S. business, along with unprecedented commodity inflation. We expect to turn around KFC performance in 2009 with the introduction of our successfully-tested Kentucky Grilled Chicken.

“It is noteworthy that each of our divisions generates positive cash flow even after allowing for capital spending to invest in our significant growth opportunities. In addition, our balance sheet and substantial worldwide cash flow are advantages going forward.

“Overall, the long-term fundamentals driving the growth of our global portfolio remain and continue to give us the unique ability to drive unparalleled new unit development and solid same-store-sales growth, while achieving industry leading return on invested capital. As a result, we remain confident in our business model and our ability to consistently deliver at least 10% EPS growth in 2009 and beyond.”

CHINA DIVISION

	Third Quarter				Year-To-Date
($ million, except restaurant counts and percentages)			% Change				% Change
	2008	2007	Reported	Excl F/x	2008	2007	Reported	Excl F/x

Traditional Restaurants-Mainland China (MLC)	2,840	2,347	+21	NA	2,840	2,347	+21	NA
KFC	2,350	1,995	+18	NA	2,350	1,995	+18	NA
Pizza Hut Casual Dining	400	298	+34	NA	400	298	+34	NA
Pizza Hut Home Service	70	43	+63	NA	70	43	+63	NA
System-Sales Growth %			+30	+18			+35	+24
MLC system-sales growth %			+32	+19			+37	+25
MLC Same-Store-Sales Growth %			NA	+5			NA	+9
Restaurant Margin %	20.9	23.2	(2.3)	(2.4)	19.7	21.5	(1.8)	(1.8)
Operating Profit	161	135	+19	+8	352	276	+27	+16

CHINA DIVISION COMMENTS

  Mainland China grew system sales by 19% for the quarter and 25% year-to-date, excluding foreign currency translation. This is in line with our long-term growth model of at least 20% system-sales growth.
  Same store sales grew 5% in mainland China in the third quarter, lapping +11% from 2007.
  Mainland China traditional units grew by 21% versus prior-year with a record 123 new units opened during the third quarter, which exceeded prior year development by 48 units.
  Our Pizza Hut Casual Dining concept reached a new milestone opening the 400th restaurant in mainland China.
  We remain on pace to exceed last year’s record new unit development of 506 openings in the China Division, and we expect to reach 3,000 units in mainland China by year end.
  Third-quarter restaurant margin declined largely due to continued high food cost inflation, primarily chicken, as well as labor inflation. As we enter 2009, our expectation is that food cost inflation will moderate, and margin trends will begin to improve on a year-over-year basis.
  Commodity inflation was approximately $22 million for the third quarter and $56 million year-to-date.
  Foreign currency translation to U.S. dollars benefited operating profit by $15 million in the third quarter and $31 million year-to-date.

YUM! RESTAURANTS INTERNATIONAL DIVISION (YRI)

	Third Quarter				Year-To-Date
($ million, except restaurant counts and percentages)			% Change				% Change
	2008	2007	Reported	Excl F/x	2008	2007	Reported	Excl F/x

Traditional Restaurants	12,489	11,993	+4	NA	12,489	11,993	+4	NA
System-Sales Growth %			+12	+7			+14	+8
Same-Store-Sales Growth %			NA	+4			NA	+4
Franchise & License Fees	160	137	+17	+12	454	380	+20	+13
Operating Profit	138	127	+9	+4	397	347	+14	+8
Operating Margin %	18.4	17.2	+1.2	+1.0	18.3	16.4	+1.9	+1.6

YRI DIVISION COMMENTS

  YRI’s system-sales growth for the third quarter was +7%, excluding foreign currency translation, led by franchise-only businesses which delivered system-sales growth of 11%. This performance included South Africa +25%, Middle East +23%, Caribbean/Latin America +13%, Europe +12%, and Asia +7%.
  YRI achieved same-store-sales growth of 4%, lapping +7% from 2007.
  Traditional unit growth was +4% versus prior year with 202 new units opened in over 40 countries during the quarter of which 98% were opened by franchisees. Year-to-date, new unit openings exceeded the record pace of 2007, and we expect to exceed last year’s record new unit development of 852 new openings.
  Foreign currency translation to U.S. dollars benefited operating profit by $6 million for the quarter and $22 million year-to-date. We expect this trend to reverse to an unfavorable impact in the fourth quarter.
  The loss of a Value Added Tax (VAT) exemption in our Mexico business adversely impacted restaurant margin percentage by more than one point and operating profit by $9 million during the third quarter. As previously communicated, this loss is expected to negatively impact restaurant margin percentage by more than one point and operating profit by more than $30 million for the full-year 2008.

UNITED STATES BUSINESS

	Third Quarter			Year-To-Date
($ million, except restaurant counts and percentages)
	2008	2007	% Change	2008	2007	% Change

Traditional Restaurants	17,825	17,999	(1)	17,825	17,999	(1)
Same-Store-Sales Growth %
System	+3	+1	NM	+3	(1)	NM
Company	+4	(1)	NM	+4	(3)	NM
Franchisee Sales	3,384	3,215	+5	9,659	9,244	+4
Company Sales	1,040	1,059	(2)	3,133	3,170	(1)
Franchise & License Fees	173	165	+5	495	472	+5
Restaurant Margin %	10.8	13.0	(2.2)	11.9	13.9	(2.0)
Operating Profit	158	187	(16)	483	543	(11)
Operating Margin %	13.0	15.2	(2.2)	13.3	14.9	(1.6)

U.S. BUSINESS COMMENTS

  The U.S. business delivered system same-store-sales growth of 3%. Company same-store-sales growth of 4% was led by strong performance at Taco Bell and Pizza Hut, partially offset by a 4% decline at KFC.
  Restaurant margin declined largely due to significant commodity inflation. Overall, commodity costs increased $32 million compared to prior year, driven by beef, chicken, and cheese. For the full-year, we now expect record commodity inflation of about $120 million versus our initial guidance of $55 million. Operating profit declined due to lower restaurant margin, as well as weak sales and profit results at KFC. We now expect U.S. profit to decline about 8% for the full year.
  Year-to-date, we have completed the refranchising of 421 units in the U.S. and as previously communicated, we expect to refranchise at least 500 units for the full year.

SHAREHOLDER PAYOUTS

During the third quarter of 2008, we purchased 14 million shares at an average price of $35.17, or a total of $508 million. Year-to-date, we have purchased 42 million shares at an average price of $35.32, or a total of $1.5 billion. As a result, average diluted shares outstanding were down 10% year-over-year in the third quarter.

For 2008, we expect to return over $2 billion to shareholders through both dividends and significant share buybacks. Year-to-date, we have already returned $1.7 billion toward our goal of $2 billion.

SPECIAL ITEMS

Our full-year estimate is now a net $0.03 gain based on revised estimates of costs related to our U.S. business transformation including: refranchising gain/loss, restructuring and reinvestment charges. In the fourth quarter we now expect an estimated $0.05 special items loss.

2008 Third-Quarter End Dates		2008 Fourth-Quarter End Dates
International Division	8/11/2008	International Division	12/1/2008
China Division	8/31/2008	China Division	12/31/2008
U.S. Business	9/6/2008	U.S. Business	12/27/2008

CONFERENCE CALL

Yum! Brands Inc. will host a conference call to review the company’s financial performance and strategies at 9:15 a.m. ET Wednesday, October 8, 2008. For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.

The call will be available for playback beginning at noon Eastern Time Wednesday, October 8, through midnight Friday, October 17. To access the playback, dial 800/642-1687 in the United States and 706/645-9291 internationally. The playback pass code is 65311659.

Online Access: The call and replay can be accessed via Yum! Brands’ investor website, www.yum.com/investors. Select “Management Presentations” from the left-hand menu. A podcast will be available within 24 hours of the end of the call.

ADDITIONAL INFORMATION ONLINE

Third-quarter restaurant-count details, definitions of terms, and segment-results reconciliation are available at www.yum.com/investors. Select “Earnings Releases” from the left-hand menu.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants, with more than 35,000 restaurants in over 100 countries and territories. The company is ranked #253 on the Fortune 500 List, with revenues in excess of $10 billion in 2007. Four of the company’s restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver’s – are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories, respectively. Outside the United States, the Yum! Brands system opened about four new restaurants each day of the year, making it the largest retail developer in the world. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving, and consistent shareholder returns. Last year, the company launched the world’s largest private sector hunger relief effort, in partnership with the United Nations World Food Programme and other hunger relief agencies. This effort helped save over 1.6 million people from starvation in remote corners of the world, where hunger is most prevalent.

Yum! Brands, Inc. Consolidated Summary of Results (amounts in millions, except per share amounts) (unaudited)

	Quarter		% Change B/(W)	Year to date		% Change B/(W)
	9/6/08	9/8/07		9/6/08	9/8/07
Company sales	$2,482	$2,243	11	$6,899	$6,258	10
Franchise and license fees	353	321	10	997	896	11
Total revenues	2,835	2,564	11	7,896	7,154	10

Costs and expenses, net
Food and paper	830	700	(19)	2,265	1,924	(18)
Payroll and employee benefits	575	544	(6)	1,682	1,585	(6)
Occupancy and other operating expenses	719	646	(11)	1,975	1,798	(10)
Company restaurant expenses	2,124	1,890	(12)	5,922	5,307	(12)

General and administrative expenses	305	281	(8)	898	830	(8)
Franchise and license expenses	18	12	(52)	45	30	(52)
Closures and impairment (income) expenses	3	(1)	NM	9	12	NM
Refranchising (gain) loss	(8)	—	NM	16	(5)	NM
Other (income) expense	(14)	(19)	(26)	(140)	(47)	NM
Total costs and expenses, net	2,428	2,163	(12)	6,750	6,127	(10)

Operating profit	407	401	2	1,146	1,027	12
Interest expense, net	47	38	(28)	152	112	(36)
Income before income taxes	360	363	(1)	994	915	9
Income tax provision	78	93	16	234	237	1
Net income	$282	$270	5	$760	$678	12

Effective tax rate	21.6%	25.5%		23.5%	25.9%

Basic EPS Data
EPS	$0.60	$0.52	16	$1.59	$1.28	24
Average shares outstanding	470	523	10	479	528	9

Diluted EPS Data
EPS	$0.58	$0.50	16	$1.53	$1.24	23
Average shares outstanding	487	541	10	496	546	9

Dividends declared per common share	$—	$—		$0.34	$0.15

See accompanying notes.

Yum! Brands, Inc. CHINA DIVISION Operating Results (amounts in millions) (unaudited)

	Quarter		% Change B/(W)	Year to date		% Change B/(W)
	9/6/08	9/8/07		9/6/08	9/8/07

Company sales	$854	$581	47	$2,049	$1,351	52
Franchise and license fees	20	19	3	48	44	8
Revenues	874	600	46	2,097	1,395	50

Company restaurant expenses, net
Food and paper	320	209	(53)	769	485	(58)
Payroll and employee benefits	107	68	(59)	276	172	(61)
Occupancy and other operating expenses	249	170	(47)	600	404	(49)
	676	447	(51)	1,645	1,061	(55)
General and administrative expenses	45	35	(27)	121	90	(34)
Franchise and license expenses	—	—	NM	—	—	NM
Closures and impairment (income) expenses	1	2	NM	3	4	NM
Other (income) expense	(9)	(19)	(49)	(24)	(36)	(32)
	713	465	(53)	1,745	1,119	(56)
Operating profit	$161	$135	19	$352	$276	27

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	37.4	36.0	(1.4) ppts.	37.5	35.9	(1.6) ppts.
Payroll and employee benefits	12.6	11.7	(0.9) ppts.	13.5	12.7	(0.8) ppts.
Occupancy and other operating expenses	29.1	29.1	— ppts.	29.3	29.9	0.6 ppts.
Restaurant margin	20.9%	23.2%	(2.3) ppts.	19.7%	21.5%	(1.8) ppts.

See accompanying notes.

China Division includes mainland China, Thailand and KFC Taiwan

As discussed in (d) in the accompanying notes, we began consolidating an entity in China, with 182 units, in which we have a majority interest, on January 1, 2008.  This entity was previously accounted for as an unconsolidated affiliate.  For the quarter ended September 6, 2008 the consolidation of this entity increased Company sales by $86 million, Company restaurant expenses by $65 million, General and administrative expenses by $1 million and Operating profit by $3 million while decreasing Franchise and license fees and Other income by $6 million and $11 million, respectively.  For the year to date ended September 6, 2008 the consolidation of this entity increased Company sales by $200 million, Company restaurant expenses by $155 million, General and administrative expenses by $4 million and Operating profit by $5 million while decreasing Franchise and license fees and Other income by $13 million and $23 million, respectively.

Yum! Brands, Inc. INTERNATIONAL DIVISION Operating Results (amounts in millions) (unaudited)

	Quarter		% Change B/(W)	Year to date		% Change B/(W)
	9/6/08	9/8/07		9/6/08	9/8/07

Company sales	$588	$603	(2)	$1,717	$1,737	(1)
Franchise and license fees	160	137	17	454	380	20
Revenues	748	740	1	2,171	2,117	3

Company restaurants expenses, net
Food and paper	186	180	(4)	539	518	(4)
Payroll and employee benefits	154	155	1	448	452	1
Occupancy and other operating expenses	181	188	4	530	546	3
	521	523	—	1,517	1,516	—
General and administrative expenses	86	84	(4)	249	239	(4)
Franchise and license expenses	5	5	11	12	11	(8)
Closures and impairment (income) expenses	(2)	1	NM	(3)	8	NM
Other (income) expense	—	—	NM	(1)	(4)	(84)
	610	613	—	1,774	1,770	—
Operating profit	$138	$127	9	$397	$347	14

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	31.8	29.9	(1.9) ppts.	31.5	29.8	(1.7) ppts.
Payroll and employee benefits	26.1	25.7	(0.4) ppts.	26.1	26.0	(0.1) ppts.
Occupancy and other operating expenses	30.7	31.2	0.5 ppts.	30.8	31.5	0.7 ppts.
Restaurant margin	11.4%	13.2%	(1.8) ppts.	11.6%	12.7%	(1.1) ppts.

Operating margin	18.4%	17.2%	1.2 ppts.	18.3%	16.4%	1.9 ppts.

See accompanying notes.

Yum! Brands, Inc. UNITED STATES Operating Results (amounts in millions) (unaudited)

	Quarter		% Change B/(W)	Year to date		% Change B/(W)
	9/6/08	9/8/07		9/6/08	9/8/07

Company sales	$1,040	$1,059	(2)	$3,133	$3,170	(1)
Franchise and license fees	173	165	5	495	472	5
Revenues	1,213	1,224	(1)	3,628	3,642	—

Company restaurants expenses, net
Food and paper	324	311	(4)	957	921	(4)
Payroll and employee benefits	314	321	2	958	961	—
Occupancy and other operating expenses	289	288	(1)	845	848	—
	927	920	(1)	2,760	2,730	(1)
General and administrative expenses	113	114	1	348	353	2
Franchise and license expenses	11	7	(75)	28	19	(51)
Closures and impairment (income) expenses	4	(4)	NM	9	—	NM
Other (income) expense	—	—	NM	—	(3)	NM
	1,055	1,037	(2)	3,145	3,099	(1)
Operating profit	$158	$187	(16)	$483	$543	(11)

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	31.1	29.4	(1.7) ppts.	30.5	29.0	(1.5) ppts.
Payroll and employee benefits	30.2	30.4	0.2 ppts.	30.6	30.3	(0.3) ppts.
Occupancy and other operating expenses	27.9	27.2	(0.7) ppts.	27.0	26.8	(0.2) ppts.
Restaurant margin	10.8%	13.0%	(2.2) ppts.	11.9%	13.9%	(2.0) ppts.

Operating margin	13.0%	15.2%	(2.2) ppts.	13.3%	14.9%	(1.6) ppts.

See accompanying notes.

Yum! Brands, Inc. Condensed Consolidated Balance Sheets (amounts in millions)

	(unaudited)
	9/6/08	12/29/07
ASSETS
Current Assets
Cash and cash equivalents	$294	$789
Accounts and notes receivable, less allowance: $24 in 2008 and $21 in 2007	251	225
Inventories	157	128
Prepaid expenses and other current assets	180	142
Deferred income taxes	153	125
Advertising cooperative assets, restricted	103	72
Total Current Assets	1,138	1,481

Property, plant and equipment, net of accumulated depreciation and amortization of $3,418 in 2008 and $3,283 in 2007	3,884	3,849
Goodwill	656	672
Intangible assets, net	322	333
Investments in unconsolidated affiliates	57	153
Other assets	572	464
Deferred income taxes	191	290
Total Assets	$6,820	$7,242
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$1,476	$1,650
Income taxes payable	101	52
Short-term borrowings	23	288
Advertising cooperative liabilities	103	72
Total Current Liabilities	1,703	2,062

Long-term debt	3,596	2,924
Other liabilities and deferred credits	1,155	1,117
Total Liabilities	6,454	6,103

Shareholders’ Equity
Common stock, no par value, 750 shares authorized; 462 shares and 499 shares issued in 2008 and 2007, respectively	9	—
Retained earnings	349	1,119
Accumulated other comprehensive income	8	20
Total Shareholders’ Equity	366	1,139
Total Liabilities and Shareholders’ Equity	$6,820	$7,242

See accompanying notes.

Yum! Brands, Inc. Condensed Consolidated Statements of Cash Flows (amounts in millions) (unaudited)

	Year to date
	9/6/08	9/8/07
Cash Flows – Operating Activities
Net income	$760	$678
Depreciation and amortization	389	362
Closures and impairment (income) expenses	9	12
Refranchising (gain) loss	16	(5)
Gain on sale of interest in Japan unconsolidated affiliate	(100)	—
Deferred income taxes	(13)	(32)
Equity income from investments in unconsolidated affiliates	(33)	(40)
Distributions of income received from unconsolidated affiliates	40	28
Excess tax benefit from share-based compensation	(27)	(44)
Share-based compensation expense	44	43
Changes in accounts and notes receivable	(18)	(19)
Changes in inventories	(16)	(1)
Changes in prepaid expenses and other current assets	(27)	4
Changes in accounts payable and other current liabilities	11	39
Changes in income taxes payable	24	82
Other non-cash charges and credits, net	81	58
Net Cash Provided by Operating Activities	1,140	1,165

Cash Flows – Investing Activities
Capital spending	(571)	(391)
Proceeds from refranchising of restaurants	142	83
Acquisition of restaurants from franchisees	(9)	—
Sales of property, plant and equipment	58	42
Other, net	(8)	10
Net Cash Used in Investing Activities	(388)	(256)

Cash Flows – Financing Activities
Proceeds from long-term debt	375	—
Repayments of long-term debt	(260)	(11)
Revolving credit facilities, three months or less, net	305	315
Short-term borrowings by original maturity
More than three months – proceeds	—	1
More than three months – payments	—	(184)
Three months or less, net	(15)	(3)
Repurchase shares of Common Stock	(1,513)	(774)
Excess tax benefit from share-based compensation	27	44
Employee stock option proceeds	51	78
Dividends paid on Common Stock	(234)	(196)
Net Cash Used in Financing Activities	(1,264)	(730)
Effect of Exchange Rate on Cash and Cash Equivalents	—	9
Net Increase (Decrease) in Cash and Cash Equivalents	(512)	188
Change in Cash and Cash Equivalents due to consolidation of an Entity in China	17	—
Cash and Cash Equivalents - Beginning of Period	$789	$319
Cash and Cash Equivalents - End of Period	$294	$507
See accompanying notes.

Reconciliation of Non-GAAP Measurements to GAAP Results
(amounts in millions, except per share amounts)
(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results in 2008 on a basis before Special Items. Included in Special Items are the gain on the sale of our minority interest in our Japan unconsolidated affiliate, U.S. refranchising (gain) loss, charges relating to U.S. General and Administrative ("G&A") productivity initiatives and realignment of resources, as well as investments in our U.S. Brands. These amounts are described in (e) and (f) in the accompanying notes.

The Company uses earnings before Special Items as a key performance measure of results of operations for the purpose of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before Special Items provides additional information to investors to facilitate the comparison of past and present operations, excluding items in 2008 that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

	Quarter	Year to date
	9/6/08	9/6/08
Detail of Special Items
Gain of the sale of our interest in our Japan unconsolidated affiliate	$—	$(100)
U.S. Refranchising (gain) loss	(3)	22
Charges relating to U.S. G&A productivity initiatives and realignment of resources	1	8
Investments in our U.S. Brands	2	5
Total Special Items (Income) Expense	—	(65)

Tax on Special Items	—	24

Special Items (Income) Expense, net of tax	$—	$(41)

Average diluted shares outstanding	487	496

Special Items diluted EPS	$—	$0.08

Reconciliation of Operating Profit Before Special Items to Reported Operating Profit
Operating Profit before Special Items	$407	$1,081
Special Items Income (Expense)	—	65
Reported Operating Profit	$407	$1,146

Reconciliation of EPS Before Special Items to Reported EPS
Diluted EPS before Special Items	$0.58	$1.45
Special Items EPS	—	0.08
Reported EPS	$0.58	$1.53

Notes to the Consolidated Summary of Results, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows
(amounts in millions, except per share amounts)
(unaudited)

(a)	Percentages may not recompute due to rounding.

(b)	Amounts presented as of and for the quarter and year to date ended September 6, 2008 are preliminary.

(c)	China Division Other (income) expense includes equity income from our investments in unconsolidated affiliates. In the year to date ended September 6, 2008, Unallocated Other (income) expense includes the pre-tax gain on the sale of our unconsolidated affiliate in Japan (see Note e).

(d)	On January 1, 2008 we began consolidating an entity in China in which we have a majority interest. This entity was previously accounted for as an unconsolidated affiliate. For the quarter ended September 6, 2008 the consolidation of this entity increased Company sales by $86 million, Company restaurant expenses by $65 million, G&A expenses by $1 million and Operating Profit by $3 million (net of a minority interest of $4 million) while decreasing Franchise and license fees and Other income by $6 million and $11 million, respectively. For the year to date ended September 6, 2008 the consolidation of this entity increased Company sales by $200 million, Company restaurant expenses by $155 million, G&A expenses by $4 million and Operating profit by $5 million (net of a minority interest of $8 million) while decreasing Franchise and license fees and Other income by $13 million and $23 million, respectively. Our Condensed Consolidated Balance Sheet at September 6, 2008 reflects the consolidation of this entity; with Investment in unconsolidated affiliates reduced, the entity's balance sheet consolidated and a minority interest reflected in Other liabilities and deferred credits.

(e)	During December 2007, we sold our interest in our unconsolidated affiliate in Japan for $128 million in cash (includes the impact of related foreign currency contracts that were settled in 2007). Our international subsidiary that owned this interest operates on a fiscal calendar with a period end that is approximately one month earlier than our consolidated period close. Thus, consistent with our historical treatment of events occurring during the lag period, the pre-tax gain on the sale of this investment was recorded in the quarter ended March 22, 2008 as other income and was not allocated to any segment for reporting purposes. However, the cash proceeds from this transaction were transferred from our international subsidiary to the U.S. in December 2007 and were thus reported on our Consolidated Statement of Cash Flows for the year ended December 29, 2007. Additionally, this transaction has been reflected as a Special Item for certain performance measures (see accompanying reconciliation to reported results). Our Investment in unconsolidated affiliates decreased as a result of the sale of our unconsolidated affiliate in Japan.

(f)	As part of our plan to transform our U.S. business we are taking several measures in 2008 that we do not believe are indicative of our ongoing operations. These measures include: expansion of our U.S. refranchising, potentially reducing our Company ownership in the U.S. to below 10% by the year end 2010; charges relating to G&A productivity initiatives and realignment of resources (primarily severance and early retirement costs); and investments in our U.S. Brands made on behalf of our franchisees such as equipment purchases. We have traditionally not allocated refranchising (gains) losses for segment reporting purposes and will not allocate the costs associated with the productivity initiatives, realignment of resources and investments in our U.S. Brands to the U.S. segment. Additionally, these items have been reflected as Special Items for certain performance measures (see accompanying reconciliation to reported results).

CONTACT:
Yum! Brands Inc.
Analysts:
Tim Jerzyk, 888-298-6986
Senior Vice President, Investor Relations/Treasurer
or
Bruce Bishop, 888-298-6986
Director Investor Relations
or
Media:
Amy Sherwood, 502-874-8200
Vice President Public Relations